UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 10, 2007

SILICON LABORATORIES INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-29823	74-2793174
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

400 West Cesar Chavez, Austin, TX          78701

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (512) 416-8500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 10, 2007, Silicon Laboratories Inc. (“Silicon Laboratories”) issued a press release announcing the appointment of Nelson C. Chan and Kristen M. Onken to its board of directors, effective as of September 10, 2007.

Mr. Chan is currently president and chief executive officer of Magellan, a leading maker of GPS devices for consumer and professional applications, which he joined in December 2006.  From 1992 to December 2006, Mr. Chan held various senior management positions, including most recently executive vice president and general manager of consumer business, at SanDisk, a supplier of data storage products.  Mr. Chan also serves on the board of directors of Synaptics, a provider of user interface solutions for mobile computing, communications and entertainment devices.  Mr. Chan is 46 years old and holds a B.S. in Electrical and Computer Engineering from the University of California and an M.B.A. from Santa Clara University.  Mr. Chan has also been appointed as a member of the compensation committee of Silicon Laboratories’ board of directors.

Ms. Onken served as senior vice president of finance and chief financial officer at Logitech, a multi-billion dollar maker of electronics peripherals, from February 1999 until her retirement in August 2005. From September 1996 to February 1999, Ms. Onken served as vice president of finance at Fujitsu PC, a United States subsidiary of the Japanese personal computer manufacturer.  From 1991 to September 1996, Ms. Onken held various senior finance roles at Sun Microsystems.  Ms. Onken also serves on the board of directors of Biosensors, a provider of medical devices.  Ms. Onken is 58 years old and holds a B.S. from Southern Illinois University and an M.B.A. from the University of Chicago.  Ms. Onken has also been appointed as a member of the audit committee of the Silicon Laboratories’ board of directors.

The press release announcing the appointment of Mr. Chan and Ms. Onken is attached hereto as Exhibit 99.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

99 Press Release of Silicon Laboratories Inc. dated September 10, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILICON LABORATORIES INC.

September 11, 2007	/s/ Paul V. Walsh, Jr.
Date	Paul V. Walsh, Jr.
Vice President of Finance
(Principal Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description

99	Press release dated September 10, 2007 of the Registrant